Exhibit 5.1

FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

June 14, 2011

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Ladies and Gentlemen:

We have acted as counsel for Fiserv, Inc., a Wisconsin corporation (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-169358) (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 14, 2010, and the prospectus supplement, dated June 6, 2011 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $600,000,000 aggregate principal amount of the Company’s 3.125% Senior Notes due 2016 (the “2016 Notes”) and $400,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2021 (the “2021 Notes,” and collectively with the 2016 Notes, the “Notes”) in the manner set forth in the Registration Statement and the Prospectus. The Notes are fully and unconditionally guaranteed (the “Guarantees”) by certain subsidiaries of the Company (the “Guarantors”) and have been issued under the Indenture, dated as of November 20, 2007 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture, among the Company, the Guarantors and the Trustee, establishing the terms and providing for the issuance of the 2016 Notes (the “2016 Supplemental Indenture”), and by a supplemental indenture, among the Company, the Guarantors and the Trustee, establishing the terms and providing for the issuance of the 2021 Notes (the “2021 Supplemental Indenture”).

As counsel to the Company in connection with the issuance and sale of the Notes, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture, the 2016 Supplemental Indenture and the 2021 Supplemental Indenture; (iii) the Notes and the Guarantees; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Fiserv, Inc.

June 14, 2011

Based upon and subject to the foregoing and the other matters set forth herein, assuming that (i) each of the Indenture, the 2016 Supplemental Indenture and the 2021 Supplemental Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligations of, the Trustee and (ii) the Notes have been duly authenticated by the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Notes, when delivered by the Company in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Guarantees, when delivered by the Company in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

We are qualified to practice law in the States of Wisconsin and New York and we do not purport to be experts on the law other than that of the States of Wisconsin and New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the States of Wisconsin and New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States.

Fiserv, Inc.

June 14, 2011

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP